Exhibit 1.2
Pricing Agreement
To the Underwriters named
in Schedule I hereto
June 3, 2008
Ladies and Gentlemen:
          The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement General Terms and Conditions, dated June 3, 2008, attached hereto, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement General Terms and Conditions is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement General Terms and Conditions so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement General Terms and Conditions are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement General Terms and Conditions and the addresses of the Representatives referred to in such Section 13 are set forth at the end of Schedule II hereto.
          An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.
          Each Underwriter, severally and not jointly, represents and agrees that:
i.	in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’), it has not made and will not make an offer of Designated Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Designated Securities to the public in that Relevant Member State at any time:
a.	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b.	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

c.	in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an ‘‘offer of Designated Securities to the public’’ in relation to any Designated Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Designated Securities to be offered so as to enable an investor to decide to purchase or subscribe the Designated Securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

ii.	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any Designated Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

iii.	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (‘‘FSMA’’)) received by it in connection with the issue or sale of any Designated Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company; and

iv.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.
          Subject to the terms and conditions set forth herein and in the Underwriting Agreement General Terms and Conditions incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to such Underwriter set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.
          If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement General Terms and Conditions incorporated herein by reference, shall constitute a binding agreement between each Underwriter, on the one hand, and the Company, on the other.

Very truly yours, THE HARTFORD FINANCIAL SERVICES GROUP, INC.
By:	/s/ John N. Giamalis
	Name:	John N. Giamalis
	Title:	Senior Vice President and Treasurer

Accepted as of the date hereof:

BANC OF AMERICA SECURITIES LLC
CITIGROUP GLOBAL MARKETS INC.
LEHMAN BROTHERS INC.

As Representatives of the Underwriters listed in
Schedule I to the Pricing Agreement

BANC OF AMERICA SECURITIES LLC
By:	/s/ Peter J. Carbone
	Name:	Peter J. Carbone
	Title:	Vice President

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Jack D. McSpadden, Jr.
	Name:	Jack D. McSpadden, Jr.
	Title:	Managing Director

LEHMAN BROTHERS INC.
By:	/s/ William Gartland
	Name:	William Gartland
	Title:	Managing Director

SCHEDULE I

Principal Amount of
Securities to Be
Underwriters	Purchased
Banc of America Securities LLC.	$133,350,000
Citigroup Global Markets Inc.	133,400,000
Lehman Brothers Inc.	133,350,000

Daiwa Securities America Inc.	33,300,000

SunTrust Robinson Humphrey, Inc.	33,300,000

Wells Fargo Securities, LLC.	33,300,000

Total	$500,000,000

SCHEDULE II
Title of Designated Securities:
          8.125% Fixed-To-Floating Rate Junior Subordinated Debentures due 2068 (the “Debentures”)
Aggregate Principal Amount:
          $500,000,000 of 8.125% Debentures
Initial Offering Price by Underwriter:
          99.921% of the principal amount of the Debentures, plus accrued interest, if any, from June 6, 2008.
Purchase Price by Underwriter:
          98.921% of the principal amount of the Debentures, plus accrued interest, if any, from June 6, 2008.
Form of Designated Securities:
          Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.
Specified Funds for Payment of Purchase Price:
          Federal (same day) funds
Applicable Time:
          3:45p.m. (New York City time) on the date of the Pricing Agreement.
Time of Delivery:
          10:00 a.m. (New York City time) on June 6, 2008, or at such other time and date as the Representatives and the Company may agree upon in writing.
Indenture:
          Junior Subordinated Indenture, to be dated the date of delivery, between the Company and The Bank of New York Trust Company, N.A. (or any of its successors), as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, to be dated the date of delivery, between the Company and the Trustee.

Scheduled Maturity Date:
          June 15, 2038
Final Maturity Date:
          June 15, 2068
Interest Rate:

Commencing on the issue date to but excluding June 15, 2018 (the “Fixed Rate Period”):	8.125%

Commencing June 15, 2018 to the Final Maturity Date unless redeemed or repaid earlier (the “Floating Rate Period”):	Three-month LIBOR, reset quarterly, plus 460.25 bps
Interest Payment Dates:

Fixed Rate Period:	Payable semi-annually in arrears on June 15 and December 15, commencing December 15, 2008, to and including June 15, 2018.

Floating Rate Period:	Payable quarterly in arrears on March 15, June 15, September 15 and December 15, commencing September 15, 2018 to the Final Maturity Date unless redeemed or repaid earlier.
Redemption Provisions:
          The Designated Securities may be redeemed in whole or in part at any time and from time to time at a price to be determined as set forth in the Prospectus under the caption “Description of the Debentures – Redemption”.
Defeasance
          As set forth in the Prospectus under the caption “Description of the Junior Subordinated Debt Securities – Defeasance and Covenant Defeasance”.

Replacement Capital Covenant
          The Company will enter into a Replacement Capital Covenant, to be dated June 6, 2008, (the “Replacement Capital Covenant”) (as described in the Disclosure Package and the Prospectus), for the benefit of a specified class of Covered Debtholders (as defined in the Replacement Capital Covenant) pursuant to which the Company will covenant (on its own behalf and on behalf of its subsidiaries) not to repay, redeem, defease or repurchase, as applicable, all or part of the Debentures prior to June 15, 2048, unless the Company complies with certain specified conditions.
Closing Location:
          Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, or at such other place as the Representatives and the Company may agree upon in writing.
Names and Addresses of Representatives:
Banc of America Securities LLC
40 West 57th Street
NY1-040-27-03
New York, NY 10019
Attention: High Grade Transaction Management/Legal
Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013
Attention: General Counsel (Fax: 212-816-7912)
Lehman Brothers Inc.
745 Seventh Avenue
New York, NY 10019
Attention: Debt Capital Markets, Equity-Linked Hybrid Origination
(Fax: 646-834-8133) with a copy to the Office of the General Counsel at the same address.

Information Provided by the Underwriters:
The Underwriters have furnished to the Company for use in the Prospectus Supplement:
(a)	The names of the Underwriters in the table of Underwriters under the caption “Underwriting” in the Prospectus Supplement;

(b)	The second paragraph of text following the table of Underwriters under the caption “Underwriting” in the Prospectus Supplement;

(c)	The third sentence of the seventh paragraph of text following the table of Underwriters under the caption “Underwriting” in the Prospectus Supplement; and

(d)	The eighth paragraph of text following the table of Underwriters under the caption “Underwriting” in the Prospectus Supplement.

SCHEDULE III
•	Final Term Sheet, dated June 3, 2008, relating to the Designated Securities, as filed pursuant to Rule 433 under the Act and attached as Schedule IV hereto.

SCHEDULE IV
$500,000,000 8.125% Fixed-To-Floating Rate Junior Subordinated Debentures due 2068
FINAL TERM SHEET
June 3, 2008

Issuer:	The Hartford Financial Services Group, Inc.

Securities:	SEC Registered 8.125% Fixed-To-Floating Rate Junior Subordinated Debentures (the “Debentures”)

Specified Currency:	U.S. Dollars

Principal Amount:	$500,000,000

Trade Date:	June 3, 2008

Settlement Date (T+3):	June 6, 2008

Scheduled Maturity Date:	June 15, 2038

Final Maturity Date:	June 15, 2068

Interest Rate During Fixed Rate Period:	8.125%, from the issue date to but excluding June 15, 2018

Interest Payment Dates During Fixed Rate Period:	Payable semi-annually in arrears on June 15 and December 15, commencing December 15, 2008 to and including June 15, 2018

Day Count Convention During Fixed Rate Period:	30/360

Interest Rate During Floating Rate Period:	Three-month LIBOR, reset quarterly, plus 460.25 bps commencing June 15, 2018 to the Final Maturity Date unless redeemed or repaid earlier

Interest Payment Dates During Floating Rate Period:	Payable quarterly in arrears on March 15, June 15, September 15 and December 15, commencing September 15, 2018 to the Final Maturity Date unless redeemed or repaid earlier

Day Count Convention During Floating Rate Period:	Actual/360

Benchmark Treasury:	3.875% UST due May 15, 2018

Benchmark Treasury Price:	99-29%

Benchmark Treasury Yield:	3.886%

Spread to Treasury:	+425 bps

Reoffer Yield:	8.136%

Public Offering Price:	99.921% Per Debenture

Optional Redemption:	• Redeemable in whole at any time or in part from time to time on or after June 15, 2018, at par.

•    Redeemable in whole at any time or in part from time to time prior to June 15, 2018, in cases not involving a tax event or rating agency event, at a redemption price equal to the greater of par and a make-whole at T + 60 bps.

Redemption After the Occurrence of a Tax Event or Rating Agency Event:	Redeemable in whole, but not in part, at any time prior to June 15, 2018, within 180 days of the occurrence of a tax event or rating agency event, at a redemption price equal to the greater of par and a make-whole at T + 75 bps.

Replacement Capital Covenant:	A replacement capital covenant will apply until June 15, 2048. The dates referred to in the prospectus supplement on which the “applicable percentage” and the types of securities that constitute “qualifying replacement securities” (as therein defined) will change are June 15, 2018 and June 15, 2038.

Shares available for issuance threshold:	86 million shares (or 172 million shares if the Issuer has amended the definition of APM qualifying securities to eliminate common stock)

Authorized Denominations:	$5,000 and integral multiples of $1,000 in excess thereof

CUSIP:	416515AW4

Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. Lehman Brothers Inc.

Co-Managers:	Daiwa Securities America Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com, by calling Citigroup Global Markets Inc. toll-free at 877-858-5407 or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.